INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
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We consent to the inclusion in this Amendment No. 1 to the Registration
Statement of Media & Entertainment Holdings, Inc. on Form S-1 of our report dated September 8, 2005 (except for Note 8(b) as to which the date is September 26, 2005) which includes an explanatory paragraph as to a substantial doubt about the Company's ability to continue as a going concern, with respect to our audit of the financial statements of Media & Entertainment Holdings, Inc. as of August 26, 2005 and for the period from July 8, 2005 (inception) to August 26, 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP


Marcum & Kliegman, LLP
Melville, New York
October 13, 2005